Exhibit 99.1

CoreSite Reports Third-Quarter Financial Results Reflecting

Revenue Growth of 17% Year over Year

DENVER, CO – October 27, 2016 – CoreSite Realty Corporation (NYSE:COR), a premier provider of secure, reliable, high-performance data center and interconnection solutions across the U.S., today announced financial results for the third quarter ended September 30, 2016.

Quarterly and Subsequent Highlights

•	Reported third-quarter total operating revenues of $101.3 million, representing a 17.2% increase year over year
•	Reported third-quarter net income per diluted share of $0.36, representing 38.5% growth year over year
•	Reported third-quarter funds from operations (“FFO”) of $0.90 per diluted share and unit, representing 21.6% growth year over year
•	Executed 162 new and expansion data center leases comprising 59,991 net rentable square feet (NRSF), representing $11.2 million of annualized GAAP rent at an average rate of $187 per square foot
•	Commenced 50,455 net rentable square feet of new and expansion leases representing $7.5 million of annualized GAAP rent at an average rate of $148 per square foot
•	Realized rent growth on signed renewals of 4.0% on a cash basis and 6.8% on a GAAP basis and recorded rental churn of 2.2%
•	On October 12, 2016, CoreSite announced the opening of SV7 on its Santa Clara campus, with 62% of the 230,000 NRSF of turn-key data center capacity leased

Paul Szurek, CoreSite’s Chief Executive Officer, commented, “We delivered another quarter of solid financial and operational performance in the third quarter, highlighted by strong earnings growth and leasing momentum. Our third quarter volume of new and expansion leasing for deployments of 5,000 net rentable square feet or less set a company record, as the demand for performance-sensitive retail colocation solutions remains robust.” Mr. Szurek continued, “Subsequent to the end of the third quarter, we opened SV7, our 230,000 net rentable square foot turn-key data center building in Santa Clara, which was 62% leased upon opening of the facility, another record for CoreSite. As an organization, we continue to successfully execute on our business plan in terms of leasing effectiveness, development, and increasing the value of our network dense, cloud-enabled platform of assets by enhancing and diversifying our customer base.”

Financial Results

CoreSite reported net income attributable to common shares of $12.2 million, or $0.36 per diluted share, for the three months ended September 30, 2016, compared to $6.9 million, or $0.26 per diluted share, for the three months ended September 30, 2015,  an increase of 38.5% on a per share basis. On a sequential-quarter basis, net income attributable to common shares decreased 2.7%.

CoreSite reported FFO per diluted share and unit of $0.90 for the three months ended September 30, 2016, an increase of 21.6% compared to $0.74 per diluted share and unit for the three months ended September 30, 2015. On a sequential-quarter basis, FFO per diluted share and unit increased 1.1%.

© 2015, CoreSite, L.L.C. All Rights Reserved.

Total operating revenues for the three months ended September 30, 2016, were $101.3 million, a  17.2% increase year over year and an increase of 5.4% on a sequential-quarter basis.

Sales Activity

CoreSite executed 162 new and expansion data center leases representing $11.2  million of annualized GAAP rent during the third quarter, comprised of 59,991 NRSF at a weighted-average GAAP rental rate of $187 per NRSF.

CoreSite’s third-quarter data center lease commencements totaled 50,455 NRSF at a weighted average GAAP rental rate of $148 per NRSF, which represents $7.5 million of annualized GAAP rent.

CoreSite’s renewal leases signed in the third quarter totaled $10.9 million in annualized GAAP rent, comprised of 76,735 NRSF at a weighted-average GAAP rental rate of $142 per NRSF, reflecting a 4.0% increase in rent on a cash basis and a 6.8% increase on a GAAP basis. The third-quarter rental churn rate was 2.2%, which included 160 basis points of churn related to a customer move-out at CoreSite’s VA1 data center.

Development Activity

Santa Clara – During the third quarter, CoreSite had 230,000 square feet of turn-key data center capacity under construction at SV7. As of September 30, 2016, CoreSite had incurred $208.2 million of the estimated $211.0 million required to complete this development. On October 12, 2016, CoreSite announced the opening of SV7, with 62% of the 230,000 net rentable square feet of turn-key data center capacity leased.

Denver –  During the third quarter, CoreSite had 8,276 square feet of turn-key data center capacity under construction at DE1. As of September 30, 2016, CoreSite had incurred $2.0 million of the estimated $12.5 million required to complete this expansion and expects to substantially complete construction in the second quarter of 2017.

Los Angeles – During the third quarter, CoreSite had 4,726 square feet of turn-key data center capacity under construction at LA2, which is 100% pre-leased. As of September 30, 2016, CoreSite had incurred $0.4 million of the estimated $2.0 million required to complete this expansion and expects to substantially construction in the fourth quarter of 2016.

Balance Sheet and Liquidity

As of September 30, 2016, CoreSite had net principal debt of $588.5 million, correlating to 2.8 times third-quarter annualized adjusted EBITDA, and net principal debt and preferred stock outstanding of $703.5 million, correlating to 3.4 times third-quarter annualized adjusted EBITDA.

At quarter end, CoreSite had $6.3 million of cash available on its balance sheet and $250.8 million of borrowing capacity available under its revolving credit facility.

Dividend

On September 2, 2016, CoreSite announced a dividend of $0.53 per share of common stock and common stock equivalents for the third quarter of 2016. The dividend was paid on October 17, 2016, to shareholders of record on September 30, 2016.

© 2015, CoreSite, L.L.C. All Rights Reserved.

CoreSite also announced on September 2, 2016, a dividend of $0.4531 per share of Series A preferred stock for the period July 15, 2016, to October 16, 2016. The preferred dividend was paid on October 17, 2016, to shareholders of record on September 30, 2016.

2016 Guidance

CoreSite is increasing its 2016 guidance for net income attributable to common shares to a range of $1.46 to $1.50 from the previous range of $1.41 to $1.49. In addition, CoreSite is increasing its 2016 guidance for FFO per diluted share and unit to a range of $3.61 to $3.65 from the previous range of $3.56 to $3.64, with the difference between FFO and net income being real estate depreciation and amortization.

This outlook is predicated on current economic conditions, internal assumptions about CoreSite’s customer base, and the supply and demand dynamics of the markets in which CoreSite operates. The guidance does not include the impact of any future financing, investment or disposition activities, beyond what has already been disclosed.

Upcoming Conferences and Events

CoreSite will participate in the RBC Technology, Internet, Media & Telecommunications Conference on November 9-10 at the Westin Times Square in New York City and NAREIT’s REITWorld conference on November 15-17 at the JW Marriott Phoenix Desert Ridge Resort & Spa in Phoenix, Arizona.

Conference Call Details

CoreSite will host a conference call on October 27, 2016, at 12:00 p.m., Eastern Time (10:00 a.m., Mountain Time), to discuss its financial results, current business trends and market conditions.

The call can be accessed live over the phone by dialing 877-407-3982 for domestic callers or 201-493-6780 for international callers. A replay will be available shortly after the call and can be accessed by dialing 844-512-2921 for domestic callers or 412-317-6671 for international callers. The passcode for the replay is 13646351. The replay will be available until November  10, 2016.

Interested parties may also listen to a simultaneous webcast of the conference call by logging on to CoreSite’s website at www.CoreSite.com and clicking on the “Investors” link. The on-line replay will be available for a limited time beginning immediately following the call.

About CoreSite

CoreSite Realty Corporation (NYSE:COR) delivers secure, reliable, high-performance data center and interconnection solutions to a growing customer ecosystem across eight key North American markets. More than 1,000 of the world’s leading enterprises, network operators, cloud providers, and supporting service providers choose CoreSite to connect, protect and optimize their performance-sensitive data, applications and computing workloads. Our scalable, flexible solutions and 400+ dedicated employees consistently deliver unmatched data center options — all of which leads to a best-in-class customer experience and lasting relationships. For more information, visit www.CoreSite.com.

© 2015, CoreSite, L.L.C. All Rights Reserved.

CoreSite Contact

Greer Aviv

Vice President of Investor Relations and Media/Public Relations

+1 303.405.1012

+1 303.222.7276
Greer.Aviv@CoreSite.com

Forward Looking Statements

This earnings release and accompanying supplemental information may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond CoreSite’s control that may cause actual results to differ significantly from those expressed in any forward-looking statement. These risks include, without limitation: the geographic concentration of the company’s data centers in certain markets and any adverse developments in local economic conditions or the demand for data center space in these markets; fluctuations in interest rates and increased operating costs; difficulties in identifying properties to acquire and completing acquisitions; significant industry competition; the company’s failure to obtain necessary outside financing; the company’s failure to qualify or maintain its status as a REIT; financial market fluctuations; changes in real estate and zoning laws and increases in real property tax rates; and other factors affecting the real estate industry generally. All forward-looking statements reflect the company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company’s most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission.

© 2015, CoreSite, L.L.C. All Rights Reserved.

Consolidated Balance Sheets

(in thousands)

	September 30, 2016	December 31, 2015
Assets:
Investments in real estate:
Land	$82,463	$74,819
Buildings and improvements	1,186,712	1,037,127
	1,269,175	1,111,946
Less: Accumulated depreciation and amortization	(345,224)	(284,219)
Net investment in operating properties	923,951	827,727
Construction in progress	272,928	183,189
Net investments in real estate	1,196,879	1,010,916
Cash and cash equivalents	6,296	6,854
Accounts and other receivables, net	16,103	12,235
Lease intangibles, net	3,249	4,714
Goodwill	41,191	41,191
Other assets, net	96,274	86,633

Total assets	$1,359,992	$1,162,543

Liabilities and equity:
Liabilities
Debt, net	$590,992	$391,007
Accounts payable and accrued expenses	86,129	75,783
Accrued dividends and distributions	28,630	28,104
Deferred rent payable	7,577	7,934
Acquired below-market lease contracts, net	4,059	4,693
Unearned revenue, prepaid rent and other liabilities	33,444	28,717
Total liabilities	750,831	536,238

Stockholders' equity
Series A cumulative preferred stock	115,000	115,000
Common stock, par value $0.01	334	301
Additional paid-in capital	436,311	390,200
Accumulated other comprehensive loss	(2,141)	(493)
Distributions in excess of net income	(105,756)	(88,891)
Total stockholders' equity	443,748	416,117
Noncontrolling interests	165,413	210,188
Total equity	609,161	626,305

Total liabilities and equity	$1,359,992	$1,162,543

© 2015, CoreSite, L.L.C. All Rights Reserved.

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended			Nine Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Operating revenues:
Data center revenue:
Rental revenue	$54,219	$52,364	$47,135	$156,954	$133,282
Power revenue	28,844	26,401	23,543	80,819	64,782
Interconnection revenue	13,374	12,977	11,400	39,093	32,210
Tenant reimbursement and other	2,826	2,326	2,357	6,982	6,049
Total data center revenue	99,263	94,068	84,435	283,848	236,323
Office, light-industrial and other revenue	2,011	2,022	1,947	5,996	6,050
Total operating revenues	101,274	96,090	86,382	289,844	242,373

Operating expenses:
Property operating and maintenance	28,283	25,576	24,203	78,522	65,965
Real estate taxes and insurance	3,524	3,070	3,216	9,659	8,421
Depreciation and amortization	26,981	26,227	24,347	77,978	71,209
Sales and marketing	4,465	4,501	3,775	13,187	11,813
General and administrative	9,432	8,818	8,644	26,970	24,461
Rent	5,967	5,334	5,440	16,718	15,690
Transaction costs	117	6	6	126	51
Total operating expenses	78,769	73,532	69,631	223,160	197,610
Operating income	22,505	22,558	16,751	66,684	44,763
Gain on real estate disposal	—	—	—	—	36
Interest income	34	—	1	35	5
Interest expense	(3,222)	(2,680)	(2,188)	(7,914)	(5,183)
Income before income taxes	19,317	19,878	14,564	58,805	39,621
Income tax benefit (expense)	2	(43)	(34)	(45)	(149)
Net income	19,319	19,835	14,530	58,760	39,472
Net income attributable to noncontrolling interests	5,055	5,715	5,526	17,031	16,193
Net income attributable to CoreSite Realty Corporation	14,264	14,120	9,004	41,729	23,279
Preferred stock dividends	(2,084)	(2,085)	(2,084)	(6,253)	(6,253)
Net income attributable to common shares	$12,180	$12,035	$6,920	$35,476	$17,026

Net income per share attributable to common shares:
Basic	$0.36	$0.38	$0.26	$1.11	$0.71
Diluted	$0.36	$0.37	$0.26	$1.10	$0.69

Weighted average common shares outstanding:
Basic	33,425,762	32,022,845	26,126,332	31,906,000	24,029,106
Diluted	33,912,155	32,435,606	26,549,537	32,361,367	24,544,612

© 2015, CoreSite, L.L.C. All Rights Reserved.

Reconciliations of Net Income to FFO

(in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Net income	$19,319	$19,835	$14,530	$58,760	$39,472
Real estate depreciation and amortization	25,533	24,864	22,818	73,782	64,414
Gain on real estate disposal	—	—	—	—	(36)
FFO	$44,852	$44,699	$37,348	$132,542	$103,850
Preferred stock dividends	(2,084)	(2,085)	(2,084)	(6,253)	(6,253)
FFO available to common shareholders and OP unit holders	$42,768	$42,614	$35,264	$126,289	$97,597

Weighted average common shares outstanding - diluted	33,912	32,436	26,550	32,361	24,545
Weighted average OP units outstanding - diluted	13,851	15,239	20,861	15,310	22,839
Total weighted average shares and units outstanding - diluted	47,763	47,675	47,411	47,671	47,384

FFO per common share and OP unit - diluted	$0.90	$0.89	$0.74	$2.65	$2.06

Funds From Operations “FFO” is a supplemental measure of our performance which should be considered along with, but not as an alternative to, net income and cash provided by operating activities as a measure of operating performance and liquidity. We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property and undepreciated land and impairment write-downs of depreciable real estate, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. FFO attributable to common shares and units represents FFO less preferred stock dividends declared during the period.

Our management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.

We offer this measure because we recognize that FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our financial condition and results from operations, the utility of FFO as a measure of our performance is limited. FFO is a non-GAAP measure and should not be considered a measure of liquidity, an alternative to net income, cash provided by operating activities or any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. In addition, our calculations of FFO are not necessarily comparable to FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently from us. Investors in our securities should not rely on these measures as a substitute for any GAAP measure, including net income.

© 2015, CoreSite, L.L.C. All Rights Reserved.

Reconciliations of Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA):

(in thousands)

	Three Months Ended			Nine Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Net income	$19,319	$19,835	$14,530	$58,760	$39,472
Adjustments:
Interest expense, net of interest income	3,188	2,680	2,187	7,879	5,178
Income taxes	(2)	43	34	45	149
Depreciation and amortization	26,981	26,227	24,347	77,978	71,209
EBITDA	$49,486	$48,785	$41,098	$144,662	$116,008
Non-cash compensation	2,470	2,311	1,944	6,874	5,305
Gain on real estate disposal	—	—	—	—	(36)
Transaction costs / litigation	158	26	656	187	931
Adjusted EBITDA	$52,114	$51,122	$43,698	$151,723	$122,208

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. We calculate adjusted EBITDA by adding our non-cash compensation expense, transaction costs and litigation expense as well as adjusting for the impact of impairment charges, gains or losses from sales of property and undepreciated land and gains or losses on early extinguishment of debt. Management uses EBITDA and adjusted EBITDA as indicators of our ability to incur and service debt. In addition, we consider EBITDA and adjusted EBITDA to be appropriate supplemental measures of our performance because they eliminate depreciation and interest, which permits investors to view income from operations without the impact of non-cash depreciation or the cost of debt. However, because EBITDA and adjusted EBITDA are calculated before recurring cash charges including interest expense and taxes, and are not adjusted for capital expenditures or other recurring cash requirements of our business, their utilization as a cash flow measurement is limited.

© 2015, CoreSite, L.L.C. All Rights Reserved.